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                                                                    Exhibit 23.1

                                [KPMG LETTERHEAD]

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Syntellect Inc.:

We consent to the use of our report dated February 5, 2002, relating to the consolidated balance sheets of Syntellect Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Syntellect Inc.

Our report dated February 5, 2002 contains an explanatory paragraph that states that the Company has suffered losses from operations, a working capital deficit, and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                    /s/ KPMG LLP

Phoenix, Arizona
August 6, 2002